Exhibit 99.1

MYND COMPLETES $2.1 MILLION DOLLAR PRIVATE PLACEMENT
BY COMPANY INSIDERS AT SIGNIFICANT PREMIUM TO MARKET

Mission Viejo, CA, April 3, 2018 – MYnd Analytics, Inc. (NASDAQ: MYND), a market leader in improving the delivery of mental health through the combination of telemedicine and data analytics/augmented intelligence, today announced that it completed a private placement for gross proceeds of $2.1 million (the “Financing”) on March 29, 2018. The Company sold an aggregate of 1,050,000 units for $2.00 per unit (the “Units”), each consisting of one share of newly-designated Series A Preferred Stock (the “Series A Preferred Stock”) and one Warrant (the “Warrants”) to purchase one share of Common Stock (“Common Stock”) for $2.34 per share to three affiliates of the Company. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

Shares of the Company’s Series A Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A Issue Price per annum. The Warrants will be exercisable for a period of five years for an exercise price of $2.34. The exercise price is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may not be exercised on a cashless basis.

In connection with the Financing, MYND also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors, requiring MYND to register the resale of the shares of Common Stock underlying the preferred stock and the Warrants. The Company expects to use the proceeds of the Financing for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

A complete and detailed description of the Agreement and related registration rights agreement is set forth in MYND’ Current Report on Form 8-K, filed today with the Securities & Exchange Commission.

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

MYnd also operates its wholly owned subsidiarity Arcadian Telepsychiatry Services, LLC which manages a suite of services including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. Arcadian utilizes patient engagement and re-engagement strategies so that care is effectively completed, helping to comfortably move inpatient care to outpatient, assisting patients in readjusting to their life routine, as well as reducing wait times for mental health treatment. Arcadian’s customer base includes major health plans, health systems, and community-based organizations.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as MYnd’s ability to successfully expand into various market channels, the ability of its products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses and MYnd’s ability to expand globally in areas where there is an opportunity to improve treatment in mental health, to continue to protect and enforce its patents, as well as those risks and uncertainties set forth in MYnd’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com